UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2024

Vaxart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Harbor Way, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VXRT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2024, the Board of Directors (the “Board”) of Vaxart, Inc. (the “Company”) appointed Steven Lo as the Company’s Chief Executive Officer, President, and principal executive officer, as well as a member of the Board, in each case effective as of March 18, 2024 (the “Start Date”). In connection with Mr. Lo’s appointment, Michael J. Finney, Ph.D. will step down as the Company’s Interim President and Chief Executive Officer and principal executive officer on the Start Date; however, Dr. Finney will continue to serve as Chair of the Board.

Mr. Lo, age 56, has over 25 years of experience in healthcare, biotechnology, and pharmaceutical industries, including over 12 years of C-level experience in publicly traded biotech companies. Prior to joining the Company, Mr. Lo served as Chief Executive Officer and a member of the board of directors of Valitor, Inc., a private biotech company, from August 2022 to March 2024. From October 2019 to August 2022, Mr. Lo was the President, Chief Executive Officer, and member of the board of directors of Zosano Pharma Corporation, a clinical-stage biopharmaceutical company. From September 2015 to October 2019, he was the Chief Commercial Officer at Puma Biotechnology, Inc., a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. At that company, he built and led business development and the worldwide commercialization of the company’s first product. Prior to that, he was Chief Commercial Officer of Corcept Therapeutics Incorporated, where he established the commercial organization to launch the company’s first product. Earlier in his career, he spent 13 years at Genentech, Inc., a member of Roche Group, in a variety of leadership roles of increasing responsibility in commercial and drug development. He worked in numerous areas, including oncology, endocrinology and other specialty therapeutics. Mr. Lo started his career in the pharmaceutical industry at AstraZeneca after holding positions in finance and operations at Kaiser Permanente. Mr. Lo obtained a Masters in Health Administration from the University of Southern California and a B.S. in Microbiology from the University of California, Davis.

In connection with his appointment as President and Chief Executive Officer, Mr. Lo entered into a letter agreement with the Company (the “Letter Agreement”) under which he will receive a base salary of $600,000 per year and will be eligible to participate in the Company’s annual bonus program. His “target” bonus opportunity will be up to 50% of his annual base salary, which will be pro-rated for the 2024 fiscal year. Mr. Lo will not receive any additional compensation for his service as a director.

Mr. Lo will participate in the Company’s Severance Benefit Plan (the “Severance Plan”). His “Non-CiC Severance Period,” as defined in the Severance Plan, will be 12 months and his “CiC Severance Period,” as defined in the Severance Plan, will be 12 months. Mr. Lo will be eligible to participate in the other standard benefit plans generally made available to all eligible employees.

In addition, the Board directed the Compensation Committee to grant the following equity awards to Mr. Lo, on or around his Start Date, under the Vaxart, Inc. 2024 Inducement Award Plan: (i) an option to purchase 1,000,000 shares of the Company’s common stock, which shall vest over 48 months, with 25% vesting on the first anniversary of his Start Date and 1/48th vesting monthly thereafter, and (ii) a restricted stock unit award covering 250,000 shares of the Company’s common stock, which shall vest as to 25% of the shares underlying the award on each anniversary of his Start Date.

Mr. Lo will enter into the Company’s standard form of indemnification agreement, the form of which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-35285), filed with the U.S. Securities and Exchange Commission on February 20, 2018.

There is no arrangement or understanding between Mr. Lo and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Lo and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Lo has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference.

Item 8.01	Other Events.

On March 6, 2024, the Company issued a press release announcing the appointment of Mr. Lo as the Company’s Chief Executive Officer, President, principal executive officer, and a member of the Board. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and, other than the quotes by Dr. Finney and Mr. Lo, is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description

10.1	Letter Agreement, between Vaxart, Inc. and Steven Lo.
99.1	Press Release, dated March 6, 2024.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAXART, INC.

Dated: March 6, 2024
	By:	/s/ Michael J. Finney
Michael J. Finney, Ph.D.
Interim Chief Executive Officer